                                       December 21, 2000

The Addressees Listed
   on Schedule I Hereto

          Re:  ABFS Mortgage Loan Trust 2000-4,
               Mortgage Backed Notes, Series 2000-4;
               Tax Opinion
               ------------------------------------

Ladies and Gentlemen:

      We have acted as special tax counsel in connection with the issuance and delivery of (x) certain mortgage backed notes denominated as ABFS Mortgage Loan Trust 2000-4, Mortgage- Backed Notes, Series 2000-4, Class A (the "Notes"), pursuant to an Indenture, dated as of December 1, 2000 (the "Indenture"), by and between ABFS Mortgage Loan Trust 2000-4 (the "Trust") and The Chase Manhattan Bank, as indenture trustee (the "IndentureTrustee"), and (y) a single class of trust certificates (the "Trust Certificates"), pursuant to a Trust Agreement, dated as of December 1, 2000 (the "Trust Agreement"), by and among First Union Trust Company, National Association, as owner trustee (the "Owner Trustee"), Bear Stearns Asset Backed Securities, Inc., and ABFS 2000-4, Inc., as unaffiliated seller (the "Unaffiliated Seller").

      The Notes will be secured by a pledge of the assets of the Trust. The assets of the Trust (the "Trust Estate") will consist primarily of a pool of fixed-rate, closed-end, monthly-pay, business and consumer purpose home equity loans secured by first- or second-lien mortgages or deeds of trust on residential or commercial real properties (the "Mortgage Loans"). The Trust Certificates evidence the entire beneficial ownership interest in the Trust.

      As special tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinion set forth below, including the following: (a) a Prospectus, dated December 6, 2000, and a Prospectus Supplement, dated December 6, 2000 (together the "Prospectus"), with respect to the Notes, (b) an executed copy of the Indenture and the exhibits attached thereto, and (c) an executed copy of the Trust Agreement and the exhibits attached thereto. Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in Appendix I to the Indenture.

      In rendering this opinion, we do not express any opinion concerning any law other than the Federal tax law of the United States. In addition, we do not express any opinion on any issue not expressly addressed below. In rendering this opinion, we have relied on the Code, Treasury regulations issued thereunder, as well as various judicial and administrative precedents, all of

To the Addressees Listed
   on Schedule I Hereto
December 21, 2000
Page 2


which are subject to change and any such change can be retroactively effective. We undertake no obligation to update this opinion in the event of any such changes.

      Based upon and subject to the foregoing, we are of the opinion that for Federal income tax purposes:

            1. The statements under the captions "Certain Federal Income Tax Considerations" in the Prospectus, to the extent that they constitute matters of federal law, provide a fair and accurate summary of such law or conclusions.

            2. The Notes will be treated as indebtedness.

            3. The Trust will not be classified as an association or as a publicly traded partnership taxable as a corporation or as a taxable mortgage pool within the meaning of Section 7701(i) of the Code.

      This opinion is rendered as of the Closing Date, at the request of the addressees hereof, for the sole benefit of each addressee, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion may not be furnished to any other person or entity, nor may any portion of this opinion be quoted, circulated or referred to in any other document, without our prior written consent.

                                       Very truly yours,

                                   SCHEDULE I

Ambac Assurance Corporation                Bear, Stearns & Co. Inc.
One State Street Plaza                     245 Park Avenue
New York, New York  10004                  New York, New York  10167

American Business Credit, Inc.             Bear Stearns Asset Backed Securities, Inc.
BalaPointe Office Centre                   245 Park Avenue
111 Presidential Boulevard, Suite 127      New York, New York  10167
Bala Cynwyd, PA  19004

Standard & Poor's Ratings Services         Moody's Investors Service, Inc.
55 Water Street                            99 Church Street
New York, New York  10041                  New York, New York  10007

ABFS Mortgage LoanTrust 2000-4             The Chase Manhattan Bank,
c/o First Union Trust Company, National       as Indenture Trustee and Collateral Agent
   Association, as Owner Trustee           Capital Markets Fiduciary Services
One Rodney Square                          Structured Finance Services
920 King Street, Suite 102                 450 West 33rd Street, 15th Floor
Wilmington, Delaware  19801                New York, New York  10001-2697

Morgan Stanley & Co. Incorporated          First Union Trust Company National
1585 Broadway                                 Association, as Owner Trustee
New York, New York 10036                   One Rodney Square
                                           920 King Street, Suite 102
                                           Wilmington, Delaware  19801